EXHIBIT 23.1
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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to (i) the inclusion in Teck Cominco Limited's Annual Report on Form 40-F/A for the year ended December 31, 2006; and (ii) the incorporation by reference in the registration statement on Form S-8 (File No. 333-140184) and the registration statement on Form F-8 (File No. 333-144629) of our audit report dated February 26, 2007, relating to the Consolidated Financial Statements for each of the years in the three year period ended December 31, 2006 and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Teck Cominco Limited as of December 31, 2006.






/s/ PricewaterhouseCoopers LLP

CHARTERED ACCOUNTANTS
Vancouver, British Columbia
July 17, 2007